Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Pre-Effective Amendment No.2 to the Registration Statement (No.333 – 287835) on Form N-2 of The Pre-IPO and Growth Fund of our report dated December 18, 2025, relating to our audit of the financial statements, which is included in the Registration Statement.

We also consent to the references to our firm under the captions "Independent Registered Public Accounting Firm" and “Independent Registered Public Accounting Firm and Legal Counsel” in such Registration Statement.

/s/ RSM US LLP

Denver, Colorado

January 12, 2026